Shareholder meeting results (Unaudited)
February 27, 2014 special meeting
At the meeting, each of the nominees for Trustees was elected as follows:
                           Votes for        Votes withheld
Liaquat Ahamed           104,524,129              6,192,663
Ravi Akhoury             104,530,248              6,186,544
Barbara M. Baumann       104,624,367              6,092,425
Jameson A. Baxter        104,660,794              6,055,998
Charles B. Curtis        104,594,399              6,122,393
Robert J. Darretta       104,621,409              6,095,383
Katinka Domotorffy       104,601,019              6,115,773
John A. Hill             104,626,639              6,090,153
Paul L. Joskow           104,636,179              6,080,613
Kenneth R. Leibler       104,664,565              6,052,227
Robert E. Patterson      104,690,630              6,026,162
George Putnam, III       104,615,046              6,101,746
Robert L. Reynolds       104,646,098              6,070,694
W. Thomas Stephens       104,626,798               6,089,994

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for   Votes against    Abstentions   Broker non votes

89,581,582   1,465,543        6,386,596          13,283,071

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:


Votes for   Votes against    Abstentions   Broker non votes

89,401,088   1,672,427         6,360,211         13,283,066

All tabulations are rounded to the nearest whole number.